EXHIBIT 99.2

I, William F. Paulsen, do hereby consent to be named as a person to become a trust manager of Camden Property Trust in the Registration Statement on Form S-4 of Camden Property Trust to be filed with the Securities and Exchange Commission.

/s/ William F. Paulsen
William F. Paulsen